                         CONFIDENTIAL TREATMENT REQUEST

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


                                                                   EXHIBIT 10.27

Netgear and Kerry Logistics Operating Agreement

                       DISTRIBUTION OPERATIONS AGREEMENT

Effective Date: December 1st, 2001 Term: 2 years (with possible renewal periods)

         This Distribution Operations Agreement ("Agreement") is entered into between Netgear. Inc., a Delaware corporation ("Netgear"), and Kerry Logistics (Hong Kong) Limited, a Hong Kong corporation ("Kerry Logistics"), and is made as of the Effective Date for the Term. Subject to the terms and conditions set forth in this Agreement, the parties have caused this Agreement to be executed by their duly authorized representatives on the date(s) shown below.

Netgear, Inc.                      Kerry Logistics (Hong Kong) Limited

                                             for and on behalf of
                                             KERRY LOGISTICS (HOKG KONG) LIMITED

Signature /s/ BRIAN McGINNIS       Signature /s/ JESSE LUI
          --------------------               ---------------------------
                                                 Authorized Signature(s)
Printed   BRIAN McGINNIS           Printed   JESSE LUI

Tide      DIRECTOR LOGISTICS       Title     DIRECTOR

Date      10-19-01                 Date      Oct 20th, 2001

4500 Great America Parkway       16/F Kerry Cargo Centre
Santa Clara, CA 95054            55 Wing Kei Road, Kwai Chung,
U.S.A.                           N.T. Hong Kong

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NETGEAR AND KERRY LOGISTICS OPERATING AGREEMENT

         In consideration of their mutual representations, promises and obligations. Netgear and Kerry Logistics agree as follows;

1.                SCOPE OF THE AGREEMENT

         This Agreement sets forth the terms and conditions pursuant to which Kerry Logistics shall provide Netgear full warehousing, physical distribution, and other logistics services, including but not limited to the services set forth below (the "Services") in a timely, competent and cost effective manner in and from Hong Kong, as more fully described in the "Standard Operating Procedures" attached hereto as Exhibit 1:

         -        Receiving;

         -        Warehouse management;

         -        Inventory management;

         -        Quality management;

         -        Product fulfillment and logistics;

         -        System transaction processing;

         -        Return materials authorization ("RMA") processing;

         -        Freight out transportation management services;

         -        Product conversions & repackaging;

         -        Import and export coordination;

         - Updating Netgear's operating system, Sun System, to manage receipts, shipments and RMA; and

         -        Reporting.

         This Agreement contains those terms that shall pertain to Kerry Logistics' Facility, as defined below. Kerry Logistics shall conduct all of its Netgear operations from the Kerry Logistics' Facility.

2.                DEFINITIONS

                  The following words and expressions shall have the meanings set forth below:

                  "Affiliate" means, with respect to a party hereto, a corporation that directly or indirectly controls, is controlled by, or is under common control with, that party.

                  "Confidential Information" means any information, including but not limited to software (in object or source code form), pricing terms, customer lists, technical information, future plans, know-how, proprietary information, trade secrets, and any other information, whether disclosed in writing, orally or otherwise, that is marked "confidential" or should be deemed by its nature to be confidential by a reasonable person in similar circumstances as the parties.

                  "Conversions" means the process of unpacking, changing product accessories and repacking products in accordance with Netgear assembly process instructions.

                  "Customer" means a customer purchasing any Product(s) from Netgear.

                  "Kerry Logistics' Facility" means the facility of Kerry Logistics located at 3 Kin Chuen Street, Kwai Chung, New Territories, Hong Kong.

                  "Kerry Logistics' Systems" means all software and systems used by Kerry Logistics in the performance of this Agreement, excluding any software or systems provided to Kerry Logistics by Netgear.

                  "Netgear Inventory Location" means the physical location identified by Kerry Logistics where Products shall be staged prior to shipment to Customers.

                  "Order" means any order for Products placed by a Customer in accordance with the terms of this

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NETGEAR AND KERRY LOGISTICS OPERATING AGREEMENT

                  Agreement.

                  "Product(s)" means the products, commercially supplied by Netgear from time to time.

                  "Sun System" means Netgear`s operating system used by Netgear and Kerry Logistics to manage receiving, inventory control, pick, pack, ship and RMA activities.

                  "Supplier(s)" means manufacturer(s) of products purchased by Netgear.

                  "Undisputed Amounts or Charges" means all amounts or charges in accordance with Exhibit 1 and/or any other amounts or charges with prior written cost approvals from Netgear, including but not be limited to e-mail and fax.

3.                BUSINESS MANAGEMENT PROCEDURES

3.1.              METHODOLOGY

                  Kerry Logistics shall:

                  (a) Assign an account management team whose goal is to provide consistent and efficient responses to program requirements and to address all operational, business and continuous improvement plans with Netgear;

                  (b) Conduct quarterly business reviews of performance, cost and continuous improvement opportunities;

                  (c) Create a process to communicate about and resolve issues promptly and to drive continuous improvement of the day-to-day operation;

                  (d) Comply with reporting requirements as outlined in this Agreement; and

                  (e) Meet annually with Netgear at the executive level to exchange business strategies with the specific purpose of working to ensure that each party's business goals can be met.

3.2               QUARTERLY REVIEWS

                  Kerry Logistics and Netgear shall, in conjunction with each other, conduct quarterly operations reviews of the business processes and procedures of both Kerry Logistics and Netgear with the intent to improve the overall performance of the Services. The review shall include, at a minimum, performance measurements of quality, delivery, customer satisfaction, cost model review, transportation cost review and update, capacity and innovations. Staff allocation, and the plan to meet future requirements in these areas, shall also be reviewed.

                  The quarterly reviews shall be held in person at Kerry Logistics' Facility.

3.3               TARGET COST REDUCTION

                  Kerry Logistics agrees to participate in periodic cost reviews with the intent to reduce the costs of operations, which shall include but not be limited to the costs relating to transportation, transaction processing and distribution services, as applicable. Such reviews shall be held in person at Kerry Logistics' Facility. The cost reviews shall be combined with the quarterly reviews set forth under Section 3.2 hereof.

3.4               LOCATION OF KERRY LOGISTICS' OPERATIONS

                  Kerry Logistics shall perform the Services from the Kerry Logistics' Facility. Any deviation from this policy must be authorized by Netgear in writing, Kerry Logistics shall not relocate Netgear inventory without the written approval of Netgear.

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NETGEAR AND KERRY LOGISTICS OPERATING AGREEMENT

4.                PRICES AND PAYMENT

4.1               PRICES FOR SERVICES

                  The price for Services shall be as set forth on the price list attached hereto as Exhibit 2 (the "Price List"). Kerry Logistics and Netgear agree that the price shall include all costs associated with the Services and Kerry Logistics' service fee. The parties acknowledge that Kerry Logistics' service fee includes all overheads, allocations, services and profits, as set forth in Exhibit 2 attached hereto. Kerry Logistics agrees to provide Netgear with a detailed statement of the actual cost for each Service in final form within four (4) weeks after the month in which such costs were incurred.

4.2               PAYMENT

                  All prices and payments shall be in U.S. Dollars. All payments of Undisputed Amounts or Charges shall be made net thirty (30) days from the invoice date. Invoices for the Services performed by Kerry Logistics shall be submitted to Netgear on a monthly basis.

4.3               TAXES, DUTIES AND DECLARATION FEES

                  Netgear shall pay as a separate item on an invoice including but not limited to tax, duties, declaration fees lawfully imposed on the import/export or sale of the Products or on the provision of Services to Netgear or shall provide Kerry Logistics with a certificate of exemption acceptable to the appropriate authority. Kerry Logistics agrees to provide reasonable assistance without charge in any proceeding for the refund or abatement of any such taxes Netgear is required to pay. Without limiting the generality of the foregoing, Netgear shall have no obligation to pay taxes based upon Kerry Logistics net income.

5.                ORDER FULFILLMENT

5.1               ORDER FULFILLMENT

                  Netgear's Operations Centers in the U.S. shall handle all of Netgear's Order Administration functions. Kerry Logistics shall be responsible for fulfilling Orders including the preparation of all shipping documents and coordination with appointed carriers/couriers.

5.2               TITLE, RISK OF LOSS AND SHIPMENT

                  Title to the Products shall remain with Netgear in accordance with the terms of sale and delivery to Netgear's Customers. Prior to title passing, Kerry Logistics shall bear risk of all loss, damage or theft while the Products are in the care, custody and control of Kerry Logistics. Shipping instructions shall be specified and Netgear shall designate default shipping instructions. Kerry Logistics shall provide Netgear with proof of shipment upon request and shall provide reasonable assistance to Netgear in any claim Netgear may bring against a carrier or insurer for misdelivery, loss or damage to the Products.

                  Kerry Logistics shall check all outer cartons containing the Products immediately upon delivery thereof to the Kerry Logistics' Facility for visible loss or damage and quantity. If the Products are damaged or the number of Products is incorrect, Kerry Logistics shall immediately make a note thereof on the waybill or other document received from the carrier. Furthermore, Kerry Logistics shall immediately, but in no event later than two (2) working days after receipt of the Products, notify Netgear of any such inconsistency. Kerry Logistics shall take all necessary measures to allow Netgear to claim damages for any such inconsistencies against the carrier.

                  Upon delivery of the Products to the carrier for distribution in Hong Kong, Kerry Logistics shall check the number of Products mentioned on the waybill or other document used by the carrier. In case of an inconsistency.

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NETGEAR AND KERRY LOGISTICS OPERATING AGREEMENT

the number mentioned on the waybill or document used by the carrier shall be amended before departure of the Products from the Kerry Logistics' facility.

                  Kerry Logistics shall be responsible for loading and unloading of the Products.

6.                INVENTORY MANAGEMENT

                  Products shall be received into the Netgear Inventory Location using purchase order receipts on Netgear's Sun System. Kerry Logistics shall maintain its own full warehouse management system in order to control inventory to ensure back-to-back accuracy with Netgear's Sun System.

                  All Products shall require a cycle count by Kerry Logistics to be completed on a weekly basis. A joint cycle count to be performed by representatives of Kerry Logistics and Netgear shall take place on a quarterly basis.

                  Products returned from Netgear Customers shall be initially received into the Netgear Inventory Location using the "Sales Order Return" transaction in Sun System. Kerry Logistics shall have the responsibility to verify the contents, receive, transact and report all Customer Product returns. Kerry Logistics shall perform all RMA processing in accordance with the terms set forth in Exhibit 1 attached hereto.

                  Any Products that are lost or damaged while in the care, custody and control of Kerry Logistics shall be charged to Kerry Logistics at the Netgear full inventory standard cost of that inventory as substantiated by Netgear's Sun System at the time the actual loss took place. Kerry Logistics shall have access to Netgear inventory standard cost.

                  On a weekly basis, Kerry Logistics and Netgear shall jointly complete a book inventory reconciliation to support an inventory accuracy of 100% as determined and agreed between the parties from time to time.

                  On a quarterly basis, Kerry Logistics and Netgear shall jointly complete a reconciliation of book inventory (stock status) and actual on-hand inventory. Positive variances (additional units found) and negative variances (missing units) shall be netted against each other. If the total net variance is positive, Netgear and Kerry Logistics shall adjust their respective book inventory with no financial charge to either party. If the total net variance is negative, Netgear shall charge Kerry Logistics at the Netgear full inventory standard cost of that inventory as substantiated by Netgear's Sun System to be settled on a quarterly basis, provided that Kerry Logistics' maximum liability for such inventory variances shall be US$ 1,000,000 per year in the aggregate. Kerry Logistics shall have access to Netgear inventory standard cost. Damaged products shall not be a part of the quarterly reconciliation netting process for positive and negative variances. Damage to Products shall be charged as it takes place as set forth above.

                  All inventories shall remain the property of Netgear.

7.                TESTING OF PRODUCTS

7.1               SCOPE OF TEST AND INSPECTION

                  Kerry Logistics shall manage the execution of the test and inspection process for each Product, which includes testing Products, test capacity planning, and performing preventative maintenance on the test equipment. Kerry Logistics warrants that it shall perform each and every test and inspection in accordance with the process and for the quantities identified in the relevant specification. All Products delivered to Netgear and/or its Customers shall have passed all applicable tests and inspections see forth in such specification.

                  At the commencement of production of any Product, Netgear shall qualify each piece of test equipment and each test process for such Product. No such equipment or process shall be changed or modified without the prior written consent of Netgear.

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NETGEAR AND KERRY LOGISTICS OPERATING AGREEMENT

                  Netgear shall provide certain Functional Test ("FT") equipment and test set ups, including test scripts, loop back connectors, and cables to Kerry Logistics.

                  From time to time, Kerry Logistics shall develop inspection capacity plans. Kerry Logistics shall consider upside volume percentage, preventative maintenance time, new Product additions and holding of appropriate spare parts as part of its inspection capacity plan. Netgear shall provide reasonably sufficient details to enable Kerry Logistics to perform such capacity planning.

7.2               TEST EQUIPMENT MAINTENANCE COSTS

                  Kerry Logistics agrees to be responsible for and to pay for all costs of maintaining all inspection equipment and related materials and shall perform preventative maintenance, which shall include, without limitation, repair and replacement of worn loop-back connectors, cables, and back planes or any other failing components due to normal wear. Notwithstanding the above. Netgear shall pay to upgrade or replace test equipment or fixtures which are rendered outdated because of Product design changes or changes in test requirements. Kerry Logistics shall bill and Netgear shall pay all such costs incurred plus 10% management fee under item (4) of Exhibit 1 attached hereto.

7.3               TEST RECORDS FOR PRODUCTS

                  Kerry Logistics shall maintain adequate authenticated inspection and test documents for Products and shall make such documents available to Netgear upon request for a period of one year after the delivery of the last Product purchased, unless otherwise directed by Netgear.

8.                PRODUCT CHANGES

                  Either party may propose in writing a change to the test or packaging assembly procedure of any Product. The other party shall respond in writing within five (5) business days to any such proposal. Where necessary and appropriate. Netgear shall initiate either an engineering change order ("ECO") or a temporary change to the specification. Netgear shall develop a list of the process steps for Kerry Logistics to follow. Kerry Logistics shall provide an estimate of the time necessary to complete the change, the hourly rate to complete the work, any excess or obsolete materials (list and cost), and the increase or decrease, if any, in the price of the Products affected. Upon receipt of Kerry Logistics' response, Netgear shall determine whether to implement the change. If Netgear decides to implement the change, the parties shall negotiate any open issues and set the implementation date.

                  If either Netgear or Kerry Logistics identifies a change that must be implemented on a Product for reasons of safety ("Safety Change"), the parties shall cooperate so as to effect such Safety Change as soon as possible after discovery. Once such a Safety Change is discovered, no affected Products shall be tested, packaged, refurbished or shipped until such Safety Change has been implemented. The parties shall cooperate in the implementation of such Safety Change on any Products shipped prior to discovery of the hazard, Netgear shall pay all the costs associated with the Safety Change.

9.                PRODUCT QUALITY

                  Kerry Logistics agrees to adopt the quality assurance procedures and perform the quality control tests (collectively the "QA Procedures") described in Exhibit 1. The QA Procedures may be amended by mutual agreement of the parties from time to time, to ensure that all Products conform to the specifications.

10.               TOOLING OWNERSHIP AND USE

                  Netgear shall retain title to the internal tooling utilized by Kerry Logistics in connection with this Agreement, and Kerry Logistics acknowledges that Netgear shall have the right to use such tooling in the event of a material default by Kerry Logistics as defined in Section 18 of this Agreement only in order to fulfill Kerry

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NETGEAR AND KERRY LOGISTICS OPERATING AGREEMENT

Logistics obligations hereunder prior to such default. Kerry Logistics agrees that each Product created is for Netgear's exclusive use and further agrees that Kerry Logistics has no right to sell or otherwise transfer any interest in a Product to any party unless Netgear has provided permission in writing prior to any such sale or transfer.

11.               CAPITAL ASSETS

                  In order to perform the test and repackaging effort, as set forth in Section 7 of this Agreement and Exhibit 1, Kerry Logistics may have to use certain capital equipment specified by Netgear. If Kerry Logistics can use the equipment for current or future applications other than for Netgear assemblies, such equipment shall be the property of Kerry Logistics and shall be funded as such. If the capital equipment cannot be used by other non-Netgear applications, such equipment shall be solely the property of Netgear and shall have Netgear asset tags affixed to the equipment. Such property shall be funded by Netgear. Maintenance of all such capital equipment shall be performed in accordance with the terms of Section 7 of this Agreement.

                  Kerry Logistics shall maintain an inventory of all capital assets, regardless of ownership, and shall provide inventory records to Netgear upon request. Inventory records shall include, but not be limited to, the date of acquisition, description, serial number, and location of the assets.

12.               ACCESS TO KERRY LOGISTICS' FACILITY

                  Netgear shall have the right to access Kerry Logistics' Facility and review its operations processes at any reasonable time upon reasonable notice. The costs of opening the Kerry Logistics' Facility at non-standard hours and the costs of telecommunications incurred by Kerry Logistics as a result of such visits shall be paid by Netgear, "Netgear and Kerry Logistics acknowledge that certain Customers and Suppliers may require access to the Kerry Logistics' Facility from time to time and that the parties shall cooperate to arrange and coordinate such access under mutually agreeable terms."

13.               EXPORTS AND CUSTOMS

13.1              EXPORT REGULATIONS

                  Each party agrees that it shall not knowingly (i) export or re-export, directly or indirectly, any technical data (as defined by the U.S. Export Administration Regulations), including software, received from the other party under this Agreement, or (ii) export or re-export, directly or indirectly, any direct product of such technical data, including software, to any destination to which such export or re-export is restricted or prohibited by U.S. or other applicable non-U.S. laws without obtaining prior authorization from the U.S. Department of Commerce and/or other competent government authorities to the extent required by such laws. Kerry Logistics shall follow Netgear's instructions as provided from time to time. This Section 13 shall survive the termination or expiration of this Agreement for any reason whatsoever.

13.2              CUSTOMS DOCUMENTATION

                  Kerry Logistics shall be responsible for completing required export documentation and complying with export formalities based on the information provided by Netgear and/or Netgear's suppliers. Unless otherwise set forth in this Agreement, Kerry Logistics shall take all necessary administrative actions required to comply with all laws, treaties and regulations of both the exporting country and the importing country. Netgear shall be responsible for providing timely and correct information in such cases and shall provide Kerry Logistics with invoices containing the required data. Based on the information provided by Netgear and/or Netgear suppliers, Kerry Logistics shall be responsible for timely and correct application of required data to appropriate authorities.

14.               CONFIDENTIAL INFORMATION

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NETGEAR AND KERRY LOGISTICS OPERATING AGREEMENT

14.1              CONFIDENTIALITY OBLIGATIONS

                  During the term of this Agreement, the parties anticipate that each may disclose certain of its Confidential Information to the other party in connection with this Agreement. The receiving party shall protect the Confidential Information of the disclosing party using the same degree of care to prevent the unauthorized use, dissemination, or publication of such Confidential Information as the receiving party uses to protect its own Confidential Information of a like nature, but no less than a reasonable degree of care. The receiving party's duty to protect the Confidential Information of the disclosing party shall expire three (3) years from the expiration or termination of this Agreement, except that any source code disclosed hereunder shall be protected indefinitely. Except as permitted by this Agreement, the receiving party shall disclose no part of the disclosing party's Confidential Information to anyone except to those of its employees or contractors who have
(i) a need to know the Confidential Information in order to accomplish the purposes of this Agreement, (ii) signed non-disclosure agreements with terms at least as protective as the terms set forth in this Section 14 under which they shall keep confidential such Confidential Information, (iii) before receiving access to such Confidential Information, acknowledged its confidential, proprietary and trade secret nature, and (iv) agreed to use such Confidential Information only for purposes of performing the receiving party's obligations under this Agreement. The terms of this Agreement may also be disclosed to directors, officers, employees, attorneys, accountants, contractors, banks or actual or potential financing sources of the receiving party, but only if and to the extent such persons (i) need to know the disclosing party's Confidential Information for the performance of their duties, and (ii) are subject to confidentiality agreements or fiduciary duties of confidentiality to the receiving party under terms at least as protective as the terms set forth in this Section 14 and agree to use such Confidential Information only for such duties.

14.2              EXCEPTIONS TO CONFIDENTIALITY

                  This Agreement imposes no restriction upon the receiving party with respect to disclosure or use of the disclosing party's Confidential Information (i) that was in the receiving party's possession before receipt from the disclosing party; (b) that is or becomes (prior to such disclosure or use) a matter of public knowledge through no fault of the receiving party; (c) that is received by the receiving party from a third party without a duty of confidentiality; (d) that is independently developed by the receiving party; (e) that is disclosed in accordance with the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party shall provide prompt notice thereof to enable the disclosing party to seek a protective order or otherwise prevent such disclosure; (f) that is disclosed by the receiving party with the disclosing party's prior written approval; or (g) as required by the federal securities law and rules and regulations promulgated thereunder.

14.3              PUBLICITY

                  All press releases and printed material using the name, logo or other identifying characteristics of a party shall be subject to prior approval of the other party.

14.4              SPECIFIC CONFIDENTIAL INFORMATION

                  Each party agrees that the price of any services negotiated by such party and provided to the other party shall be deemed to be Confidential Information of that party. Each party agrees not to discuss the origins of such information with any third party. Each party agrees not to use such information to solicit a discount from the disclosing supplier, from any of the supplier's competitors or from any other supplier for use by the receiving party other than for the purposes of performing its obligations under this Agreement. Each party acknowledges that unauthorized disclosure of such information may irreparably damage the disclosing party's relationship with its suppliers and that any benefit accruing to the receiving party shall belong to the disclosing party.

14.5              RETURN OF CONFIDENTIAL INFORMATION

                  Upon termination or expiration of this Agreement for any reason whatsoever in accordance with Section 18.3(c) hereof, and upon the written request of the disclosing party, the receiving party shall (i) promptly return all of the disclosing party's Confidential Information received from the disclosing party hereunder, together with all copies of any such Confidential Information, or (ii) if requested by the disclosing party, certify in writing that all of the disclosing party's Confidential Information and all copies thereof have been destroyed.

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NETGEAR AND KERRY LOGISTICS OPERATING AGREEMENT

15.               WARRANTY

                  Kerry Logistics warrants that all Services performed under this Agreement shall be performed in a competent, professional manner and in accordance with this Agreement and Exhibit 1.

16.               INDEMNIFICATION

16.1              INDEMNIFICATION BY NETGEAR

                  Netgear shall, at its expense and at Kerry Logistics' request, defend any claim or action brought against Kerry Logistics by a third party (i) to the extent that it is based on a claim that any specifications provided under this Agreement infringes or violates any patent, copyright, trademark, trade secret or other proprietary right of such third party, or (ii) to the extent such claim is caused by any grossly negligent act or omission or willful misconduct of Netgear; and Netgear shall indemnify and hold Kerry Logistics harmless from and against any costs and liability reasonably incurred by Kerry Logistics that are attributable to such claim, subject to compliance with the notice provisions set forth in Section 16.3 below.

16.2              INDEMNIFICATION BY KERRY LOGISTICS

                  Kerry Logistics shall, at its expense and at Netgear's request, defend any claim or action brought against Netgear by a third party to the extent such claim is caused by breach of this Agreement by, or any negligent act or omission or willful misconduct of, Kerry Logistics or its Affiliates; and Kerry Logistics shall indemnify and hold Netgear harmless from and against any costs and liability reasonably incurred by Netgear that are attributable to such claim, subject to compliance with the notice provisions set forth in Section
16.3 below.

16.3              PROCEDURE FOR INDEMNIFICATION

                  If any claim, other than a claim based on transport losses or damages, or action is brought or asserted against an indemnified party as provided in Section 16.1 and 16.2 (the "Indemnified Party") in respect of which an indemnity may be sought from an indemnifying party under such sections (the "Indemnifying Party") the Indemnified Party shall promptly notify the Indemnifying Party who shall assume the defense thereof and the payment of all expenses associated therewith; except that any delay or failure to so notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent that the Indemnifying Party is prejudiced by reason of such delay or failure, if at all. The Indemnified Party shall have the right to employ separate counsel with respect to any such claim or action and participate in the defense thereof, but the fee and expenses of such counsel shall be at the expense of the Indemnified Party, unless (i) the employment of such counsel was specifically directed and required by the Indemnifying Party, or (ii) the Indemnifying Party elected not to assume the defense of such claim and employ counsel in connection therewith. Without the consent of the Indemnified Party, the Indemnifying Party shall have no right to settle any such claim or compromise on any non-monetary matter associated with such claim; provided that this consent shall not be unreasonably withheld.

17.               LIMITATION OF LIABILITY

                  EXCEPT FOR BREACHES OF THE PARTIES' OBLIGATIONS UNDER SECTION 14 HEREOF (RELATING TO CONFIDENTIAL INFORMATION) AND OBLIGATIONS UNDER SECTION 16 HEREOF (RELATING TO INDEMNIFICATION), TO THE MAXIMUM EXTENT PERMITTED BY LAW, UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY. WHETHER IN TORT, CONTRACT, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS OR LOSS OF BUSINESS, EVEN IF SUCH PARTY SHALL HAVE BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES.

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NETGEAR AND KERRY LOGISTICS OPERATING AGREEMENT

18.               TERM AND TERMINATION

18.1              TERM

                  This Agreement shall commence on the Effective Date and shall continue for an initial period of two (2) years thereafter. Unless terminated earlier pursuant to the terms of this Section 18, this Agreement shall automatically be renewed after such initial period for successive one (1) year periods. Either party may terminate this Agreement upon ninety (90) days written notice prior to the end of the initial two-year term or any renewal term thereof.

18.2              TERMINATION

                  A party shall be in material default under this Agreement if such party:

                  (a) ceases conducting business in the normal course, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors; or

                  (b) fails to perform any of its material obligations under this Agreement for a period of thirty (30) days after receipt of written notice thereof from the other party.

                  In the event of such default, the non-defaulting party shall have the right to terminate this Agreement immediately by giving written notice to the other party.

18.3              EFFECT OF EXPIRATION OR TERMINATION

                  Upon expiration or termination of this Agreement for any reason whatsoever:

                  (a) Netgear shall pay all Undisputed Amounts or Charges owed to Kerry Logistics as provided in this Agreement, provided that Netgear shall have the right to offset any such amounts or charges against any Undisputed Amounts or Charges owing to Netgear by Kerry Logistics under this Agreement. If the aggregate amount owing by either party to the other party is less than the aggregate amounts owing by the other party to that either party, the other party shall pay such net amount owing to that either party promptly and in full within forty-five (45) days of the date or expiration or termination of this Agreement, whichever is applicable;

                  (b) The provisions of this Agreement relating to Confidential Information (Section 14), Warranties (Section 15) and Indemnification (Section 16) and Export Regulations (Section 13.1), shall survive the termination or expiration of this Agreement for any reason whatsoever; and

                  (c)      Kerry Logistics shall upon Netgear's written request
                           (i) return all of Netgear's Confidential Information disclosed to Kerry Logistics hereunder and all copies thereof, as far as legally allowed, or (ii), destroy or erase all such Confidential Information and all copies thereof in the possession of Kerry Logistics or any of its Affiliates or their respective employees, consultants, agents or representatives, including copies on paper or other hard copy and copies on computer or other storage media.

                  Upon termination or expiration of this Agreement for any reason whatsoever, Kerry Logistics shall place all inventory of the Products immediately at the disposal of Netgear, and Kerry Logistics shall not have a right of retention, lien, or any other right to such Products, as set forth in
Section 19.15 hereof.

18.4              DUTY TO FULFILL

Netgear, Inc.                CONFIDENTIAL INFORMATION                 Page 10/20

NETGEAR AND KERRY LOGISTICS OPERATING AGREEMENT

                  Notwithstanding the termination or expiration of this Agreement for any reason whatsoever, Kerry Logistics agrees to manage all inventory control functions and to fulfill all Orders placed prior to the date of such termination or expiration in accordance with the terms of this Agreement if such Orders have not previously been cancelled.

19.               GENERAL PROVISIONS

19.1              FORCE MAJEURE

                  For purposes of this Section 19.1. "Force Majeure" shall include all acts or events beyond the control of a party, including but not limited to acts of God. government restrictions, continuing domestic or international problems such as wars or insurrections, fires, floods, work stoppages, and embargoes, which prevent totally or partially the fulfillment of the obligations of either party.

                  A party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations, other than an obligation to pay money, under this Agreement, if any, but only to the extent and only for the period that its performance of such obligations is prevented by circumstances of Force Majeure and provided that such party shall have given prompt notice thereof to the other party. Such notice shall include a description of the nature of the event of Force Majeure, its cause, and its possible consequences. The party claiming circumstances of Force Majeure shall promptly notify the other party of the conclusion of the event. The period of Force Majeure shall be deemed to commence on the date that the event of Force Majeure first occurs. Regardless of the excuse of Force Majeure, if either party is not able to perform its obligations within ninety
(90) days after such event of Force Majeure, the other party may terminate the Agreement. Termination of this Agreement shall not affect the obligations of either party that exist as of the date of termination.

19.2              NOTICES

                  All notices or other communications hereunder shall be sent by certified mail, postage prepaid, by personal delivery, courier service, facsimile, e-mail or other form of recorded communication to the parties at their respective addresses set forth below. Any notices given shall be deemed to have been received as follows: (i) if sent by facsimile or other form of recorded communication, when transmitted; (ii) if sent by certified mail, on the date of delivery as shown on the return receipt; and (iii) if by courier service, on the date delivered. Either party may change its notice address by written notice to the other party.

If to Kerry Logistics:                              If to Netgear:
Kerry Logistics Hong Kong Limited                   Netgear, Inc.
16/F Kerry Cargo Centre                             4500 Great America Parkway
55 Wing Kei Road, Kwai Chung                        Santa Clara, CA 95054
N.T. Hong Kong                                      U.S.A.
Attention:                                          Attention:
With a copy to:                                     With a copy to:

19.3              AMENDMENT, MODIFICATION OR WAIVER

                  No modification, amendments or supplements to this Agreement shall be effective for any purpose unless in writing and signed by authorized representatives of each party.

19.4              DISASTER RECOVERY PLAN

                  Kerry Logistics agrees to do its utmost together with Netgear to restart the Services following a disaster. Kerry Logistics shall have a recovery plan which can be in operation after a reasonable period not to exceed a maximum of one week with respect to any computer system used in connection with the Services.

Netgear, Inc.                CONFIDENTIAL INFORMATION                 Page 11/20

NETGEAR AND KERRY LOGISTICS OPERATING AGREEMENT

19.5              INDEPENDENT CONTRACTORS

                  This Agreement shall not constitute Kerry Logistics as the agent or legal representative of Netgear for any purpose and Kerry Logistics shall not hold itself out as an agent of Netgear other than as expressly provided in this Agreement. This Agreement creates no relationship of joint venturers, co-owners, partners, associates, employer and employee, franchisor and franchisee or principal and agent between the parties, and both parties are acting as independent contractors. Neither party shall have the right to exercise any control or direction over the operations, activities, employees or agents of the other party in connection with this Agreement. Except as expressly agreed between the parties in writing, neither party is granted any right or authority to, and shall not attempt to, assume or create any obligation or responsibility for or on behalf of the other party. Neither party shall have any authority to bind the other party to any contract, whether of employment or otherwise, and each party shall bear all of its own expenses for its operations, including, without limitation, the compensation of its employees and sales people and the maintenance of its offices, service, warehouse and transportation facilities. Each party shall be solely responsible for its own employees and sales people and for their acts and omissions.

19.6              SUBCONTRACTORS

                  The acknowledgment by Netgear of any subcontractors of Kerry Logistics shall in no way be construed to relieve Kerry Logistics of any of its duties, responsibilities and obligations to Netgear under this Agreement.

19.7              NO ASSIGNMENT

                  Neither this Agreement nor any right or obligation hereunder shall be assigned or delegated by Kerry Logistics, voluntarily or by operation of law, without the prior written consent of Netgear, which consent may not be unreasonably withheld. Any purported assignment by Kerry Logistics in violation of this Section 19.7 shall be deemed void. A purported assignment of Kerry Logistics shall be deemed to occur in the event of a sale or transfer of substantially all of the assets of, or a majority interest in, the voting shares to, or the merger or consolidation with or into, any other entity.

19.8              APPLICABLE LAW AND DISPUTES

                  This Agreement, and any disputes arising out of or in connection with this Agreement, shall be governed by and construed in accordance with the laws of Hong Kong, excluding its rules governing conflicts of laws. The courts located within Hong Kong shall have exclusive jurisdiction to adjudicate any disputes arising out of or in connection with this Agreement; provided, however, that either party may seek preliminary or permanent injunctive relief in any court of competent jurisdiction in order to protect its Confidential Information.

19.9              RIGHTS CUMULATIVE

                  Except as otherwise expressly provided in this Agreement, all rights and remedies conferred by this Agreement, by any other instrument, or by law are cumulative and may be exercised singularly or concurrently.

19.10             SEVERABILITY

                  If a court or other competent tribunal in any jurisdiction holds any provision of this Agreement illegal, invalid or unenforceable in whole or in part under applicable law, such provision or such portion thereof shall be ineffective as to such jurisdiction to the extent of its illegality, invalidity or unenforceability. The illegality, invalidity or unenforceability of such provision in that jurisdiction shall not in any way affect the legality, validity or enforceability of any other provision of this Agreement, or of such provision, in any other jurisdiction, and the parties shall seek in good faith to agree on replacing any such illegal, invalid or unenforceable provisions with legal, valid and enforceable provisions that, in effect, shall most nearly and fairly approach the effect of the invalid provisions.

19.11             ENTIRE AGREEMENT

                  This Agreement, including all Exhibits attached hereto, constitutes the entire Agreement between the parties pertaining to the subject matter hereof. This Agreement supersedes all prior agreements and understandings

Netgear, Inc.                CONFIDENTIAL INFORMATION                 Page 12/20

(NETGEAR AND KERRY LOGISTICS OPERATING AGREEMENT)

between the parties, whether written or oral, with respect to such subject matter. No representations or statements of any kind made by any representative of either party which are not stated in this Agreement shall be binding on that either party. No course of dealing or course of performance shall be relevant to explain or supplement any term expressed in this contract.

19.12             NO WAIVER

                  The failure by either party to assert any of its rights hereunder, including, but not limited to, the right to terminate this Agreement due to a breach or default by the other party hereto, shall not be deemed to constitute a waiver by that party of its right thereafter to enforce each and every provision of this Agreement in accordance with its terms.

19.13             HEADINGS

                  The subject headings of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any provision of this Agreement.

19.14             COMPLIANCE WITH APPLICABLE LAWS

                  In the exercise of their respective rights and the performance of their respective obligations, each party shall comply with all applicable laws, regulations and governmental orders. Kerry Logistics shall, at its own expense, obtain, and maintain in full force and effect throughout the continuance of this Agreement, all licenses, permits, approvals and other governmental authorizations required with respect to the operation of the Kerry Logistics' Facility.

19.15             NO COLLATERAL

                  [*]


Netgear. Inc.                CONFIDENTIAL INFORMATION                 Page 13/20

                         CONFIDENTIAL TREATMENT REQUEST

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


NETGEAR AND KERRY LOGISTICS OPERATING AGREEMENT

                                    EXHIBIT 1

                          STANDARD OPERATING PROCEDURES

1.1               PROCESS OVERVIEW & ENVIRONMENT

The requirement is to receive, into a bonded warehouse, a regular receipt of Products, which have been manufactured in Asia. The Products are to be stored, controlled and accounted for and then picked to match specific customer order requirements.

REAL TIME OPERATION

At all Kerry Logistics' warehouses operation shall be in real time. The product flow through the warehouse shall be bar code controlled from handling-in until the loading of the truck. Kerry Logistics shall update stock immediately when the Products are put on location and after the pick.

SECURITY SYSTEMS

Kerry Logistics shall use a digital CCTV system throughout the warehouse. The information captured by such system shall be stored for twenty-four (24) hours (max. legal time). Kerry Logistics shall use a burglar alarm throughout the warehouse, and a fire/sprinkler alarm system which are connected to the building management office.

LEAD-TIME

The standard lead-time shall be such that orders received before 3:00 p.m. Hong Kong time are ready for shipment the next working day.

1.2               RECEIPT

The parties acknowledge that the majority of volume will be containerized sea freight. The receipts shall be delivered throughout the week. The remaining volume will be by ad-hoc airfreight. All pallets shall be 100 x 120 x 160/200 plywood-shipping pallets.

Each shipment shall be verified against the packing list and/or invoice upon arrival, booked into the storage location and all Sun System receipt transactions shall be manually data entered on the day of delivery.

The majority of pallets received shall contain single part numbers. If a pallet contains mixed part numbers it shall be split down into an individual part number per pallet. Each mixed pallet shall be marked on all four sides with a label designating it as a "mixed pallet."

Approximately one (1) month's supply of Products shall be held in stock, i.e., 300 pallets, covering approximately 700 part numbers.

Netgear has five primary stockroom locations within the Sun System: one IQC location, two finished goods locations, one stock rotation location and one warranty returns location. Receipts shall be played into the correct location based on the specific type of transaction. Netgear shall provide to Kerry Logistics the definition of each stock room location under Sun System.

Kerry Logistics shall provide a safe and secure warehouse environment.

A product identification, not necessarily a bar code identification, shall be sufficient to handle incoming Products. Trucks and containers arriving before 12:00 p.m. with a pre-alert of a minimum of two (2)

Netgears, Inc.               CONFIDENTIAL INFORMATION                 Page 14/20

NETGEAR AND KERRY LOGISTICS OPERATING AGREEMENT

working days shall be off-loaded and the Products put on location the same day. This shall also apply to the stock update.

After discharge, the Products shall be sorted by SKU (stock keeping unit) and checked for outer damage and quantity. The system shall create a location and a put away. For the storage of pallets. Kerry Logistics may maintain a random storage system; provided, however that Netgear's Products shall be stored as much as possible together. For shelves and bins Kerry Logistics shall maintain a fixed storage location system.

The individual bringing the Products to their location shall scan the put away and then the location. If the scanner indicates the correct location, the individual shall put the Products on location, provide confirmation thereof and the stock shall be updated.

1.3               ORDER PICKING

The current Netgear customer base is 17. The average number of customer orders per month is approximately 60. The average number of lines per customer order is approximately nine (9). Orders shall be placed over night (in the U.S.) and shall be visible by 7:00 a.m. Hong Kong time (Day 1), at which time an order requirement report (shippable backlog) shall be produced. The majority of shipments (+90%) shall be in full case and pallet quantities, but there may be some shipments that require case breaks.

The order cut-off time is 15:00 hrs (Day 1) for next day fulfillment (Day 2). All orders shall be picked, made ready for dispatch and confirmed on the system by 6:00 p.m. Hong Kong time (Day 2), with all stock being picked on a FIFO basis.

The parties acknowledge that weekly order volumes are expected to fluctuate by plus or minus twenty-five percent (25%) per week, with the third week of the month seeing the highest volume.

The required service level shall have the result that all Customer Orders are dispatched from the distribution hub within forty-eight (48) hours (2 working days) of entering on the Sun System.

1.4               SHIPMENT QUALITY AND MIS-SHIPS

All packing lists shall be generated from the Kerry Logistics operating system. The commercial invoices shall be generated from the Sun System. All shipments shall be audited to confirm 100% accuracy to Customer Order and packing/delivery specifications (which may vary from Customer to Customer).

Mis-shipments, excluding losses and damage during transportation, are shipments reported by Netgear's Customers that reportedly do not contain what the packing list declares. In case of mis-shipments. Netgear shall immediately credit the customer with an RMA or invoice the Customer according to the actual contents of the shipment. The Customer shall then either return to Netgear the extra units received or receive credit from Netgear for any short shipment. Kerry Logistics and Netgear shall jointly review the audit trail documentation associated with the mis-shipment. This may include a warehouse cycle count for extra units in relation to book inventory, proof of delivery for the shipment, pieces, weights, dimensions, shipping documentation and other related pick and pack documents.

Netgear shall not charge Kerry Logistics for any missing units if Netgear and Kerry Logistics conclude that:

         A) The documentation audit trail is consistent with the commercial invoices and Customer order;

         B) The inventory cycle count does not show any inventory discrepancy for the SKU's at issue.

Netgear shall charge Kerry Logistics for any missing units if Netgear and Kerry Logistics conclude that:

Netgear, Inc.                CONFIDENTIAL INFORMATION                 Page 15/20

Netgear and Kerry Logistics Operating Agreement

         A) The documentation audit trail is not consistent with the commercial invoices and Customer order:

         B) The inventory cycle count reveals an inventory discrepancy for the SKU's at issue.

1.5               QUALITY ASSURANCE PROGRAM AND MANAGEMENT

The parties acknowledge that the quality of Netgear's Products and services is vital to Netgear's continued growth and success. As such, a strong quality management organization is an absolute requirement. Kerry Logistics quality management team must be able to:

- Report to Netgear the measurement of the quality of Products received in order for Netgear to take objective corrective actions with suppliers, including:

                  -        AQL Sampling Plan;

                  -        Use of Defect Codes;

                  -        Pareto of Defects (at incoming);

                  - Incoming Defects per Million (DPM) by Product and supplier;

                  -        Warranty return rates, by Product and supplier;

                  -        Pareto of Defects (warranty returns); and

                  -        MRB Coordination (discrepant material disposition),

-        Perform reasonable inspection procedures, including:

                  -        Functional test capability;

                  -        Mechanical/cosmetic inspection standards;

                  -        Workmanship standards; and

1.6               TRANSACTION PROCESSING

All receipts & picks/dispatches shall be transacted daily on Netgear's Sun System. Kerry Logistics shall provide two administrative resources to play all receipt and shipment transactions in the Sun System on a daily basis.

1.7               TRANSPORTATION

All import transportation costs shall be paid for and managed by Netgear.

All outbound transportation costs shall be paid by Kerry Logistics and invoiced to Netgear at the agreed rate schedule set forth in Exhibit 3 of the Distribution Operations Agreement between Netgear and Kerry Logistics. The parties acknowledge that transportation costs are over and above the agreed to cost model for the Services set forth in Exhibit 2 of the Distribution Operations Agreement between Netgear and Kerry Logistics.

1.8               RMA (RETURN MATERIAL AUTHORIZATION) PROCESSING

Currently, approximately 40 RMA orders per month of "faulty" Products are returned to the distribution hub from Netgear's Customers. This represents approximately 1150 line items and 5100 units per month. This is audited against RMA information in the Sun System and transacted to allow credits to be issued to Netgear's Customers. A nominated carrier then returns the Products to Hong Kong.

Netgear, Inc.                CONFIDENTIAL INFORMATION                 Page 16/20

Netgear and Kerry Logistics Operating Agreement

The parties acknowledge that the cost to receive, inventory, report, stage and ship RMAs has been included in the agreed to cost model for the Services set forth in Exhibit 1 of the Distribution Operations Agreement between Netgear and Kerry Logistics.

For purposes of this Specific Services and Agreements Addendum, RMA processing means the management of the receipt, verification, inspection, testing, disposition, re-packaging and reporting of Product returns from Netgear's Customers. Netgear issues two types of authorizations to its Customers: (i) warranty return authorizations for defective Products; and (ii) stock rotation returns for unsold slow moving Products from Customers' inventory. Kerry Logistics shall maintain proper separation of such warranty and stock rotation Products throughout the following functions:

         - Physical verification of shipments of returned Products from Netgear's Customers;

         - Verification that returned Products are received in good physical condition, noting any and all shipping damage on the relevant commercial documents (cargo receipt, bills of lading, delivery receipts, etc.) prior to signing delivery documents;

         - Upon acceptance, verification that a valid RMA exists for returned Products;

         - Reporting of any unauthorized returns to Netgear on date of receipt;

         - Verification that returned Products match product and quantity authorized on Netgear's RMA;

         - Reporting any discrepancy between Products and quantity received and Products and quantity authorized on date of receipt;

         - Completing and faxing to Netgear the Netgear Returned Material Receipt Form on that date of receipt;

         - Preparing and submitting to Netgear a daily returns material receipts report, detailing Customer name. RMA number, Product and quantity, and value on the date of receipt. If no receipt activity occurs on any given day, the receipts report shall be sent, noting "no receipts";

         - Investigating disputed claims by Netgear and/or Netgear's Customers and providing proof of delivery as required;

         - Performing incoming inspection on all returned Products per agreed processes;

         - Performing functional tests on all warranty defective Product returns;

         - Providing returned Product functional test, inspection yields and pareto of defects report to Netgear on a monthly basis;

         - Maintaining separate inventory locations for Product receipt, work in process test, inspection or test failure Products, inspected and accepted Products, and refurbished Products per agreed processes;

         - Arranging for timely disposition and return to original manufacturer of all inspection or test failure Products, which are still under manufacturers warranty; and

         - Establishing procedures and processes to ensure inventory integrity between Netgear's operating system and Kerry Logistics' operating system.

1.9               COST PLUS MODEL

Netgear intends to manage the Hong Kong distribution center on a cost-plus model basis, as specified further in Exhibit 3 attached hereto. Freight charges shall be excluded from the cost model and shall be managed separately.

1.10              REPORTING

Netgear shall be provided with direct access to Kerry Logistics' systems, including but not limited to Netgear Warehouse Control System information, which shall take place via web. Such direct access shall include but not be limited to access to on-hand inventory, receipts, shipments, but excluding RMA. Kerry Logistics shall provide standard or custom reports to Netgear on regular basis for comparison to Netgear's Sun System database. Kerry Logistics shall provide Netgear with daily access to web site and account activity. Kerry Logistics shall provide Netgear with a mutually agreed to set of standard reports on a daily, weekly and/or monthly basis as required.

Netgear, Inc.                CONFIDENTIAL INFORMATION                 Page 17/20

Netgear and Kerry Logistics Operating Agreement

1.11              PERFORMANCE INDICATORS

INBOUND FLOWS

The standard shall be that Products are handled in and stock updated the day of arrival.

WAREHOUSING

Kerry Logistics agrees to ensure an inventory accuracy of 100%, re-insured at Netgear's expense, and accepts full responsibility for missing Products.

MEASUREMENT METHOD

The measurement method shall be a cycle count.

ORDER PICKING

The standard shall be that orders received before 15:00 p.m. Hong Kong time are ready for shipment the next working day. Depending on the number of orders and lines to be shipped, the parties shall reach an agreement on the percentage of Orders to be received over night. The measurement method and systems shall indicate when an Order is ready for shipment.

ORDER CORRECTNESS

Kerry Logistics shall ensure that 99.9 % of the Order lines picked are correct, provided that the content of the cartons in stock is correct.

DISTRIBUTION

Kerry Logistics shall not have any direct liability for on-time deliveries as delivery is subcontracted to third parties. However the carriers used offer a 98% on-time delivery but do not guarantee same.

1.12              INSURANCE

Netgear shall provide its own marine and property insurance to cover fires, flood, and other acts of God. Kerry Logistics shall be insured at its own cost for workers' compensation and losses and damages caused by Kerry Logistics' negligence. A copy of Kerry Logistics' insurance policy shall be made available to Netgear at its first demand.

Netgear, Inc.                CONFIDENTIAL INFORMATION                 Page 18/20

                                                  CONFIDENTIAL TREATMENT REQUEST

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


Netgear and Kerry Logistics Operating Agreement

                                    EXHIBIT 2

                                   PRICE LIST

                                                   BASIS          AMOUNT
                                                   -----          ------
(1)      Facility Set-up Cost                     One-off     US$  [*]

(2)      Relocation Cost from Celestica's         One-off     US$  [*]
         Facility

(3)      Logistics Services Cost (1)              Monthly     US$  [*]

(4)      Miscellaneous Cost (1) -                 Monthly     US$  [*]
         Quality & RMA

(5)      Miscellaneous Cost (2) -                 Monthly     US$  [*]
         Supply Chain Management (3)

         ALL MISCELLANEOUS COST (A) AND MISCELLANEOUS COST (B) UNDER ITEMS (4) AND (5) INCLUDE 10% MANAGEMENT FEE. SERVICES CHARGES FOR ITEMS (4) &
         (5) HERETO SHALL BE REVIEWED AND AGREED, ON QUARTERLY BASIS, BETWEEN NETGEAR AND KERRY LOGISTICS IN WRITING (INCLUDING FAX & EMAIL). THE DEADLINES FOR QUARTERLY REVIEW SHALL BE NO LATER THAN THE FIRST DATE OF EACH OPERATING QUARTER (I.E., JANUARY 1, APRIL 1, JULY 1, OCTOBER 1). UNLESS BEING AGREED IN WRITING OTHERWISE, THE HIGHEST MONTHLY COST WITHIN THE PREVIOUS OPERATING QUARTER SHALL BE DEEMED AS THE AGREED MONTHLY SERVICE COST FOR THAT CURRENT OPERATING QUARTER.

(6)      Other Services as Required:-

         6.1      Labour Worker                          as required      US$ [*]/ labor day; overtime: US$ [*]/ labor
                                                                          hour

         6.2      Non-Labour Worker                      as required      US$ [*]/ man day; overtime: US$ [*]/ man hour

         6.3      Pallets                                as required      US$ [*]/pallet

         6.4      Overflow Storage (All-in Rate)         as required      US$ [*]/ pallet: min 10 pallets (all-in rate)

         6.5      Vanning/ Devanning                     as required      US$ [*]
                                                                          US$ [*]

         6.6      Loading / Unloading (Truck)            as required      US$ [*] /CBM. min [*] CBM

         6.7      Forklift Driver                        as required      US$ [*]/[*] hours

____________________________
(1) Inclusive of dedicated facility for Netgear operations (approximately 30,000 sq. ft.), inventory management, basic value-added services, utility and office expenses, RF enabled operations, IQC room, test equipment maintenance but exclusive of overseas travelling expenses or any other ad-hoc services.

(2)      August 2001 actual representation.

(3) Facility expenses, IT & telecommunications expenses, distribution & warehousing expenses, transportation, office supplies & other related expenses.

(4)      August 2001 actual representation.

Netgear, Inc.                CONFIDENTIAL INFORMATION                 Page 19/20

                                                  CONFIDENTIAL TREATMENT REQUEST

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Netgear and Kerry Logistics Operating Agreement

                                    EXHIBIT 3

                              TRANSPORTATION COSTS

Local Haulage           Kwai Chung Container Terminal - Kerry facility in Kwai Chung
                        US$ [*]
                        US$ [*]

Local Truckage          US$ [*]/CBM, min [*] CBM (excluding gate/toll, which will be charged back to
                        Netgear)

Netgear, Inc.                CONFIDENTIAL INFORMATION                 Page 20/20